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                                                                    Exhibit 10.7

                                 KOZMO.COM, INC.
                           80 Broad Street, 18th Floor
                               New York, NY 10004

                                                                October 14, 1999
Gerry Burdo
254 Verna Hill Rd.
Fairfield, CT. 06430

Dear Gerry:

            On behalf of Kozmo.com, Inc. (the "Company"), I am pleased to invite you to join the Company as Senior Vice President and Chief Financial Officer. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. All responsibilities and duties to previous business ventures must cease to exist at the effective start date of employment. The effective date of your employment will be November 1, 1999.

            The terms of this offer of employment are as follows:

1. Compensation. The Company will pay you an annual salary of $200,000 for the first full year you are employed by the Company. You will receive payment on a bi-weekly basis in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

2. Reporting Relationship and Job Responsibilities. This position reports directly to the Chief Executive Officer of the Company (Joseph Park). The job responsibilities include financial operations, finance, controls, treasury, inventory management, and administration.

3. Benefits. You will be entitled during the term of your employment to the Company's standard benefits covering employees, as such may be in effect from time to time.

4. Stock Option. The Company will grant to you options to purchase 582,026 shares (1.5% of total capitalization) of the Company's Common Stock pursuant to the Company's 1999 Stock Option Plan (the "Plan") which has been approved by the Board. The exercise price of your options will be $1.80. The options will vest over four years with 145,507.5 options vesting upon the one-year anniversary of the effective date of your employment and 12,125.54 options vesting at the end of each full month thereafter until all options are vested, subject to the provisions of the Plan and your continued employment with the Company. In the event of an Initial Public Offering (IP0), a percentage of your options, based on your tenure at the company (i.e. 25% if the company goes public at your one year anniversary), will vest automatically with the remaining options following the normal vesting schedule.

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5. Employee Confidential Information and Ownership Agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Employee Confidential Information and Ownership Agreement which is being provided to you herewith.

6. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

7. General. This offer letter, the Employee Confidential Information and Ownership Agreement and the agreement(s) representing stock options granted to you under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. This agreement can only be amended in a writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing. This agreement and its enforcement will be governed by the laws of the State of New York.

            We look forward to your joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me, along with your completed and signed Employee Confidential Information and Ownership Agreement.

                                        Sincerely,

                                        KOZMO.COM, INC.

                                        By: /s/ Yong Kang
                                           -------------------------------------
                                        Name: Yong Kang

                                        Title: President

ACCEPTED:

/s/ G. Burdo
-----------------------------------
Gerry Burdo


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